Exhibit 23.2
STREAMLINE HEALTH SOLUTIONS, INC.
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements of Streamline Health Solutions, Inc. of our report dated March 27, 2007, with respect to the consolidated financial statements and schedule of Streamline Health Solutions, Inc., included in the Annual Report on Form 10-K for the year ended January 31, 2008 filed with the Securities and Exchange Commission.

Form	Registration No.	Description

S-8	333-28055	1996 Employee Stock Purchase Plan
S-8	333-18625	1996 Employee Stock Option Plan
S-8	333-20765	1996 Non-Employee Directors Stock Option Plan
S-8	333-125393	2005 Incentive Compensation Plan

Cincinnati, Ohio	/s/ Ernst & Young LLP
March 31, 2008